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NIKE, INC. REPORTS FISCAL 2018 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 26, 2017 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2018 financial results for its first quarter ended August 31, 2017. For the quarter, sustained revenue growth in international geographies and NIKE Direct globally was offset by an expected decline in North America wholesale revenue.

Diluted earnings per share for the quarter were $0.57, down 22 percent driven by a gross margin decline, a higher effective tax rate and higher other expense, net, partially offset by lower selling and administrative expense and a lower average share count.

“This quarter, we captured near-term opportunities through our new Consumer Direct Offense,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Looking ahead to the rest of fiscal 2018, we will ignite NIKE’s next horizon of global growth through the strength of our brand, the power of our innovative products and the most personal, digitally-connected experiences in our industry.”*

As previously announced on June 15, 2017, a new company alignment was created as a result of the Consumer Direct Offense which simplified NIKE Brand’s geography structure from six geographies to four consisting of North America; Europe, Middle East & Africa (EMEA); Greater China; and Asia Pacific & Latin America (APLA). The financial results for the NIKE Brand are now reported based on these four operating segments.

First Quarter Income Statement Review

•	Revenues for NIKE, Inc. were $9.1 billion, flat to prior year on both a reported and currency-neutral basis.**

◦	Revenues for the NIKE Brand were $8.6 billion, up 2 percent on a currency-neutral basis driven by growth in Greater China, EMEA and APLA, including growth in Sportswear.

◦	Revenues for Converse were $483 million, down 16 percent on a currency-neutral basis, mainly driven by declines in North America.

•	Gross margin declined 180 basis points to 43.7 percent due primarily to unfavorable changes in foreign currency exchange rates and, to a lesser extent, a higher mix of off-price sales.

•
Selling and administrative expense decreased 1 percent to $2.9 billion. Demand creation expense was $855 million, down 18 percent, reflecting higher prior year investments in key sports events. Operating overhead expense increased 8 percent to $2.0 billion driven by realignment costs associated with a previously announced workforce reduction in June and continued investments in NIKE Direct.

•	Other expense, net was $18 million, primarily comprised of net foreign currency exchange losses.

•
The effective tax rate was 11.4 percent, compared to 2.5 percent for the same period last year, reflecting the tax benefit from stock-based compensation in the current period as a result of the adoption of Accounting Standards Update 2016-09. The prior year period included a one-time benefit related to the resolution with the IRS of a foreign tax credit matter.

•
Net income decreased 24 percent to $950 million as lower selling and administrative expense was offset by a gross margin decline, a higher effective tax rate and growth in other expense, net, while diluted earnings per share decreased 22 percent from the prior year to $0.57 reflecting a nearly 2 percent decline in the weighted average diluted common shares outstanding.

August 31, 2017 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.2 billion, up 6 percent from August 31, 2016, driven by a higher average cost per unit primarily due to product mix and, to a lesser extent, changes in foreign currency exchange rates and growth in NIKE Direct businesses.

•
Cash and equivalents and short-term investments were $5.5 billion, $732 million higher than last year as net income and proceeds from the issuance of debt in the second quarter of fiscal 2017 were partially offset by share repurchases, dividends and investments in infrastructure.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 15.3 million shares for approximately $849 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of August 31, 2017, a total of 95.0 million shares had been repurchased under this program for approximately $5.3 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 26, 2017, to review fiscal first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 3, 2017.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2017	8/31/2016	Change
Revenues	$9,070	$9,061	0%
Cost of sales	5,108	4,938	3%
Gross profit	3,962	4,123	-4%
Gross margin	43.7%	45.5%

Demand creation expense	855	1,041	-18%
Operating overhead expense	2,001	1,856	8%
Total selling and administrative expense	2,856	2,897	-1%
% of revenues	31.5%	32.0%

Interest expense (income), net	16	7	—
Other expense (income), net	18	(62)	—
Income before income taxes	1,072	1,281	-16%
Income tax expense	122	32	281%
Effective tax rate	11.4%	2.5%

NET INCOME	$950	$1,249	-24%

Earnings per common share:
Basic	$0.58	$0.75	-23%
Diluted	$0.57	$0.73	-22%

Weighted average common shares outstanding:
Basic	1,639.1	1,672.0
Diluted	1,676.9	1,708.9

Dividends declared per common share	$0.18	$0.16

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,	% Change
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and equivalents	$3,413	$2,659	28%
Short-term investments	2,106	2,128	-1%
Accounts receivable, net	3,871	3,526	10%
Inventories	5,211	4,896	6%
Prepaid expenses and other current assets	1,591	1,380	15%
Total current assets	16,192	14,589	11%
Property, plant and equipment, net	4,086	3,572	14%
Identifiable intangible assets, net	283	284	0%
Goodwill	139	139	0%
Deferred income taxes and other assets	2,947	2,572	15%
TOTAL ASSETS	$23,647	$21,156	12%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7	$44	-84%
Notes payable	335	22	—
Accounts payable	2,116	2,088	1%
Accrued liabilities	3,501	3,147	11%
Income taxes payable	97	62	56%
Total current liabilities	6,056	5,363	13%
Long-term debt	3,472	1,993	74%
Deferred income taxes and other liabilities	2,126	1,635	30%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,993	12,165	-1%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,647	$21,156	12%

NIKE, Inc.
DIVISIONAL REVENUES[1]
				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2017	8/31/2016	Change
North America
Footwear	$2,434	$2,518	-3%	-3%
Apparel	1,299	1,317	-1%	-1%
Equipment	191	196	-3%	-3%
Total	3,924	4,031	-3%	-3%
Europe, Middle East & Africa
Footwear	1,471	1,457	1%	2%
Apparel	743	684	9%	10%
Equipment	130	121	7%	8%
Total	2,344	2,262	4%	5%
Greater China
Footwear	761	710	7%	10%
Apparel	309	269	15%	18%
Equipment	38	41	-7%	-3%
Total	1,108	1,020	9%	12%
Asia Pacific & Latin America
Footwear	827	787	5%	6%
Apparel	301	279	8%	9%
Equipment	61	65	-6%	-5%
Total	1,189	1,131	5%	6%
Global Brand Divisions[3]	20	15	33%	16%
TOTAL NIKE BRAND	8,585	8,459	1%	2%
Converse	483	574	-16%	-16%
Corporate[4]	2	28	—	—
TOTAL NIKE, INC. REVENUES	$9,070	$9,061	0%	0%

TOTAL NIKE BRAND
Footwear	$5,493	$5,472	0%	1%
Apparel	2,652	2,549	4%	5%
Equipment	420	423	-1%	0%
Global Brand Divisions[3]	20	15	33%	16%
TOTAL NIKE BRAND REVENUES	$8,585	$8,459	1%	2%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[2] The percentage change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2017	8/31/2016	Change
North America	$1,002	$1,004	0%
Europe, Middle East & Africa	451	485	-7%
Greater China	394	371	6%
Asia Pacific & Latin America	260	209	24%
Global Brand Divisions[3]	(675)	(771)	12%
TOTAL NIKE BRAND	1,432	1,298	10%
Converse	89	153	-42%
Corporate[4]	(433)	(163)	-166%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,088	1,288	-16%
Interest expense (income), net	16	7	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,072	$1,281	-16%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.